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                                                                               EXHIBIT 11


EARNINGS PER COMMON SHARE


Average common stock and common stock                    Year Ended December 31
  equivalents (in millions)                        1993             1992             1991
Average common shares outstanding.............     54.0             53.9             52.0
Average equivalents from Junior Perpetual
  Convertible Preference Stock................       --               --              1.8
                                                   54.0             53.9             53.8
Plus:  Shares resulting from stock rights
         and options..........................      6.3              2.6               --
Less:  Assumed repurchase of outstanding
         shares...............................      4.7              1.7               --
       Average treasury stock outstanding.....      1.2               --               --
Adjusted common shares........................     54.4             54.8             53.8

Income (loss) from continuing operations and before cumulative effect of accounting change ($ in millions, except per share amounts)

Income (loss) from continuing operations and
  before cumulative effect of accounting
  change as reported..........................    $ 258            $ 222           $  (73)
Less:  Preferred dividends....................       34               34               36

Adjusted income (loss) from continuing
  operations and before cumulative effect
  of accounting change for income taxes.......    $ 224            $ 188           $ (109)

Adjusted income (loss) from continuing
  operations and before cumulative effect
  of accounting change for income taxes
  divided by adjusted common shares...........    $4.12            $3.44           $(2.03)

Net income (loss) ($ in millions, except per share amounts)

Net income (loss) as reported.................    $ 338            $ 222           $  (76)
Less:  Preferred dividends....................       34               34               36

Adjusted net income (loss)....................    $ 304            $ 188           $ (112)

Adjusted net income (loss) divided by
  adjusted common shares......................    $5.59            $3.44           $(2.08)

The earnings (loss) per common share was computed by dividing the net income (loss) applicable to common stock, which excludes the preferred dividend requirements, by the weighted average number of shares of Continental common stock outstanding and included common shares that would result from conversion of the Junior Perpetual Convertible Preference Stock, which was outstanding until June 1991.  For 1993 and 1992, earnings per common share were computed using the treasury stock method.  Under this method, common stock equivalents include shares that would result from the exercise of options reduced by the number of shares assumed to be repurchased from the proceeds received.
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